Exhibit (a)(3)


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June 17, 2005

TO:      UNIT HOLDERS OF CONSOLIDATED RESOURCES HEALTH CARE FUND II

SUBJECT: OFFER TO PURCHASE UNITS

Dear Unit Holder:

As described in the enclosed Offer to Purchase and related Letters of Transmittal (the "Offer") MP VALUE FUND 8, LLC; MPF FLAGSHIP FUND 10, LLC; MPF - NY 2005, LLC; MP FALCON FUND, LLC; MPF DEWAAY PREMIER FUND 2, LLC; MACKENZIE PATTERSON SPECIAL FUND 6, LLC; MACKENZIE PATTERSON SPECIAL FUND 6A, LLC; MACKENZIE PATTERSON SPECIAL FUND 7, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD., L.P.; MACKENZIE PATTERSON SPECIAL FUND 5, LLC; MP VALUE FUND 6, LLC; MP VALUE FUND 7, LLC; MPF FLAGSHIP FUND 9, LLC; MPF DEWAAY PREMIER FUND, LLC; MACKENZIE SPECIFIED INCOME FUND, L.P.; MPF SPECIAL FUND 8, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD., L.P. (collectively the "Purchasers") are offering to purchase up to 15,000 Units of limited partnership interest (the "Units") in CONSOLIDATED RESOURCES HEALTH CARE FUND II (the "Partnership") at a purchase price equal to:

                                  $475 per Unit

This Offer Price is higher than the offer currently being made by Care Associates, LLC and is not contingent upon any number of Units being tendered.

The Offer will provide you with an opportunity to liquidate all, or a portion of, your investment in CONSOLIDATED RESOURCES HEALTH CARE FUND II without the usual transaction costs associated with market sales or partnership transfer fees.

After carefully reading the enclosed Offer, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or fax a duly completed and executed copy of the Letter of Transmittal (printed on purple paper) and change of address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:

                        MacKenzie Patterson Fuller, Inc.
                               1640 School Street
                            Moraga, California 94556
                            Facsimile: (925) 631-9119

If you have any questions or need assistance, please call the Depository at 800-854-8357.

This Offer expires (unless extended) July 17, 2005


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